FOR IMMEDIATE RELEASE	Contact: Sharon Schultz
Tel: (301) 351-0109
Email: schultzpr@mchsi.com

IsoRay, Inc. reports PERFORMANCE FOR SECOND FISCAL QUARTER

New Initiatives and Treatment Sites Expected to Stimulate Growth

RICHLAND, Washington (February 15, 2012) – IsoRay Inc. (AMEX: ISR), a medical technology company and innovator in seed brachytherapy and medical radioisotope applications, announced its financial results for the second fiscal quarter ended December 31, 2011.

IsoRay Chairman and CEO Dwight Babcock commented, "For some time, prostate brachytherapy has been declining in volume nationally. While we are not exempt from this reality, we do believe this market will begin expanding as more studies like the recent Cleveland Clinic study demonstrate that brachytherapy has the highest efficacy and lowest cost for prostate cancer patients." Babcock explained that while IsoRay remains successful in treating slow growing cancers like prostate cancer, it is the only brachytherapy company with the advanced isotope, (Cesium-131), which has enough energy and a short enough half life to combat fast growing, aggressive cancers located anywhere in the body including lung, brain, gynecological, colon, ocular melanoma, and head and neck cancers. He stated that IsoRay's market position and the ever-expanding applications for brachytherapy throughout the body will drive the Company's long term growth noting, "By successfully rotating our revenue stream from prostate to other body sites, we grew our non-prostate revenues by 81% quarter over quarter." In addition, while revenues remained static this quarter, the Company did achieve a 52% gain in gross profit primarily through a one time reduction in costs from a savings on our materials.

IsoRay has realized some other notable advances during the quarter. The Company initiated sales of the GliaSite® radiation therapy system, a balloon catheter device used in the treatment of brain cancer, after receiving final approval from the State of Washington Department of Health for its manufacture. The Washington State approval was IsoRay’s final regulatory hurdle to commence the sale of its GliaSite® brain cancer treatment in the United States. According to Babcock, "Following our FDA and Washington State approvals, we have had 4 successful GliaSite® implants in just the first 60 days. As with all of our innovative products, we have major institutions modifying their RAM (radio active materials) licenses to handle our new catheters and isotope. Once an institution receives its license modification, we expect it will identify 1-3 patients per month that will be candidates for our solutions and sales should grow as additional institutions have licenses in place to offer GliaSite® to their patients."

The Washington State approval followed shortly after IsoRay's completion of an international distribution agreement with Karlheinz Goehl-Medizintechnik Goehl for distribution of the GliaSite® radiation system in key European markets. IsoRay continues its efforts toward attainment of FDA clearance of liquid Cesium-131 for use with the GliaSite® system and hopes to file with the FDA in the next 45 to 60 days.

In other recent developments, IsoRay previously reported that new prostate cancer studies were initiated for monotherapy and combined therapy by a major medical center and by private cancer centers.

IsoRay, Inc. and Subsidiaries Consolidated Statements of Operations

	Three months ended		Six months ended
	December 31,		December 31,
	2012	2011	2012	2011

Product sales	$1,228,655	$1,244,922	$2,442,072	$2,572,049
Cost of product sales	1,029,757	1,117,005	2,176,832	2,228,532

Gross profit	198,898	127,917	265,240	343,517

Operating expenses:
Research and development expenses	189,661	15,612	440,975	130,133
Research and development reimbursement	-	(149,879)	(50,000)	(149,879)
Sales and marketing expenses	304,120	335,612	618,538	709,038
General and administrative expenses	497,168	561,208	1,150,095	1,157,341

Total operating expenses	990,949	762,553	2,159,608	1,846,633

Operating loss	(792,051)	(634,636)	(1,894,368)	(1,503,116)

Non-operating income (expense):
Interest income	268	979	455	2,040
Gain on fair value of warrant liability	166,000	420,000	166,000	420,000
Financing and interest expense	(2,962)	(14,412)	(3,056)	(18,875)

Non-operating income, net	163,306	406,567	163,399	403,165

Net loss	(628,745)	(228,069)	(1,730,969)	1,099,951
Preferred stock dividends	(2,658)	(2,658)	(5,316)	(5,316)

Net loss applicable to common shareholders	$(631,403)	$(230,727)	$(1,736,285)	$(1,105,267)

Basic and diluted loss per share	$(0.02)	$(0.01)	$(0.06)	$(0.05)

Weighted average shares used in computing net loss per share:
Basic and diluted	28,593,845	25,070,992	27,540,492	$24,059,873

About IsoRay, Inc.

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the exclusive producer of Cesium-131 internal radiation therapy, which is expanding brachytherapy options throughout the body. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, whether revenue, cash flows and other financial metrics will improve in future periods, whether IsoRay will be able to continue to expand its base beyond prostate cancer to use Cesium-131 to treat additional cancers and malignant disease, whether IsoRay will be able to generate sales in Europe, the advantages of the GliaSite delivery system, whether institutions will be successful in modifying their RAM licenses to offer GliaSite and whether sales will increase as additional institutions can offer GliaSite, whether a liquid form of Cesium-131 will be developed that receives regulatory approval and can be used successfully with the GliaSite delivery system, whether additional studies will be published with favorable outcomes from treatment with Cesium-131, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products, IsoRay's ability to reduce or maintain expenses while increasing sales, whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, whether resources are available as needed to develop a liquid form of Cesium-131 and whether such liquid form receives and maintains all required regulatory approvals, whether any liquid form of Cesium-131 is able to be used successfully with the GliaSite delivery system, patient results achieved when Cesium-131 is used for the treatment of cancers and malignant diseases beyond prostate cancer whether with the GliaSite delivery system or in another delivery system, patient results achieved with the GliaSite radiation therapy system, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in laws and regulations applicable to our product, and other risks detailed from time to time in IsoRay's reports filed with the SEC.